Exhibit 3.14.1

RON THORNBURGH Secretary of State	Memorial Hall, 1st Floor 120 S.W. 10th Avenue Topeka, KS 66612-1594 (785) 296-4564

For Profit Articles of Incorporation

Date: 12/19/2008

Filer’s name: Brent A. Mitchell

RE: HAWKER BEECHCRAFT INTERNATIONAL HOLDING, INC.

Business Entity ID Number: 6298251

Dear Business Customer:

Congratulations on filing For Profit Articles of Incorporation. Your business is now incorporated with the Kansas Secretary of State.

A few of the responsibilities you will have for the business include: filing an annual report with the Secretary of State each year as well as a K-150 with the Department of Revenue.

Every corporation must file an annual report each year and pay a filing fee. The annual report and fees are due together on the 15th day of the 4th month after the last day of the corporation’s tax year end. Example: If you have a tax year end of December, the annual report will be due every April 15th. An annual report is not required if the corporation has not been incorporated for six months prior to its first tax year end.

You may save nine percent by filing the annual report online at www.kssos.org.

For more information regarding the K-150, which is due to the Kansas Department of Revenue each year, please call 785-368-8222 or visit www.ksrevenue.org.

You may view the status and general information for your business, as well as obtain certificates or letters of good standing by visiting www.kssps.org.

Sincerely,
Ron Thornburgh Kansas Secretary of State

Kansas Secretary of State

Memorial Hall, 1st floor  -  120 SW 10th Ave.  -  Topeka, Kansas 66612-1594 phone: (785) 296-4564  -  email: kssos@kssos.org  -  url: www.kssos.org

For Profit Articles of Incorporation

The name of the corporation:

HAWKER BEECHCRAFT INTERNATIONAL HOLDING, INC.

File date: 12/19/2008

File time: 13:30:17

Business Entity Number: 6298251

Registered office in Kansas:

10511 E Central

Wichita, Kansas

67206

Name of the resident agent at the registered office:

Gail E. Lehman

Mailing address for official mail:

HAWKER BEECHCRAFT INTERNATIONAL HOLDING, INC.

10511 E Central

Wichita, KS

67206 USA

The nature or purpose of the business entity:

The purpose of this business entity is to engage in any lawful act or activity for which the entity may be organized under the laws of Kansas.

This business entity will have the ability to issue stock.

Total number of shares of stock the corporation is authorized to issue:

Shares: 1000

Type: Common

Value: 1.00/per share

Special designations, powers, rights, limitations or restrictions applicable to any class of stock or any special grant of authority to be given to the board of directors.

Will the powers of the incorporator(s) terminate upon filing the articles of incorporation?

Yes

Director(s) information:

Gail E. Lehman	Sidney E. Anderson	James D. Knight
10511 E. Central	10511 E. Central	10511 E. Central
Wichita KS	Wichita KS	Wichita KS
67206 USA	67206 USA	67206 USA

Expiration date of the corporate existence:

Perpetual

Tax dosing month:

December

Incorporator information:

Brent A. Mitchell

100 N. Broadway

Suite 500

Wichita KS

67202

“I declare under penalty of perjury pursuant to the laws of the state of Kansas that the foregoing is true and correct.”

Execution date: 12/19/2008

The signature(s) of the incorporator(s):

Brent A. Mitchell
Brent A. Mitchell

I, Ron Thornburgh, Secretary of State of Kansas, do hereby certify that this is the true and correct copy of the original document filed electronically on 12/19/2008.

Ron Thornburgh

Kansas Secretary of State

Memorial Hall, 1st floor  -  120 SW 10th Ave.  -  Topeka, Kansas 66612-1594 phone: (785) 296-4564  -  email: kssos@kssos.org  -  url: www.kssos.org